RBC BLUEBAY ENHANCED INCOME FUND

BUSINESS SERVICES MANAGEMENT AGREEMENT

This Agreement, entered into on March 20, 2026 is by and between RBC BlueBay Enhanced Income Fund, a Delaware statutory trust (the “Trust”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Service Provider”).

RECITALS

WHEREAS, the Trust is registered as a closed-end diversified management investment company under the Investment Company Act of 1940 (the “1940 Act”) and will operate as an interval fund pursuant to Rule 23c-3 under the 1940 Act;

WHEREAS, the Trust and the Service Provider desire to enter into an agreement to provide for certain business management services for the Trust on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

I.	APPOINTMENT AND OBLIGATIONS OF THE SERVICE PROVIDER

The Service Provider is appointed to provide the business management services described in this Agreement; provided, however, that the Service Provider shall not be required to provide any services under this Agreement that would cause the Service Provider to be an investment adviser, broker, dealer or transfer agent under any federal or state law or the rules of any self-regulatory organization.

II.	DUTIES OF THE SERVICE PROVIDER

The Service Provider shall provide the following services, except to the extent that the Trust has engaged one or more other service providers to provide such services:

A.  Provide office space, equipment and facilities (which may belong to the Service Provider or its affiliates) for maintaining the Trust’s s organization, for meetings of the Trust’s Board of Trustees (“Board”) and shareholders, and for performing services under this Agreement;

B.  Supervise and manage all aspects of the Trust’s operations, and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other service providers;

C.  Provide internal clerical, accounting and compliance services, and stationery and office supplies;

D.  Prepare, amend, and update (with the advice of the Trust’s counsel) the Trust’s Registration Statement on Form N-2 and prepare any necessary proxy statements and all annual and semi-annual reports to Trust shareholders;

E.  Arrange for the printing and mailing (at the expense of the Trust) of proxy statements and other reports or materials provided to Trust shareholders;

F.  Prepare for execution and file the Trust’s federal and state tax returns and required tax filings other than those required to be made by the Trust’s custodian and transfer agent or other service providers;

G.  Maintain the existence of the Trust, and during such times as the Trust’s shares are publicly offered, maintain or arrange for the maintenance of the registration and qualification of the shares under federal and state law;

H.  Provide the Board on a regular basis with reports and analyses of the Trust’s operations; and

I.   To the extent the Trust has engaged one or more other service providers to provide services, the Service Provider will assist in determining the division of services.

III.	REPRESENTATIONS AND WARRANTIES

A.  REPRESENTATIONS AND WARRANTIES OF THE SERVICE PROVIDER

The Service Provider hereby represents and warrants to the Trust that the Service Provider is duly incorporated and is in good standing under the laws of the State of Minnesota and is fully authorized to enter into this Agreement and carry out its terms.

B.  REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents and warrants to the Service Provider that the Trust has been duly organized and is in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and to carry out its terms.

IV.	CONTROL BY THE BOARD OF TRUSTEES

Any activities undertaken by the Service Provider pursuant to this Agreement on behalf of the Trust shall at all times be subject to the control of the Board.

V.	COMPLIANCE WITH APPLICABLE REQUIREMENTS

In carrying out its obligations under this Agreement, the Service Provider shall at all times comply with all applicable provisions of the 1940 Act; the provisions of the Trust’s Registration statement, the provisions of the Trust’s Declaration of Trust and Bylaws; and any other applicable provisions of state or federal law.

VI.	DELEGATION OF RESPONSIBLITIES

All services to be provided by the Service Provider under this Agreement may be furnished by any directors, officers or employees of the Service Provider or the Service Provider may retain the services of any other entity, including affiliates, to provide certain services under the Service Provider’s supervision.

VII.	COMPENSATION

The parties acknowledge that in its capacity as adviser to the Trust, the Service Provider will receive compensation from the Trust and thus benefit from its relationship with the Trust. The Service Provider shall not receive any additional compensation for services it performs hereunder with respect to the Trust.

VIII. FREEDOM TO DEAL WITH THIRD PARTIES

The Service Provider shall be free to render services to others similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered under this Agreement.

IX.	EFFECTIVE DATE, DURATION, TERMINATION, AMENDMENT OF AGREEMENT

A.  This Agreement shall become effective on the date first written above and shall continue for successive periods of one year with respect to the Trust, but only as long as such continuance is specifically approved at least annually (i) by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Service Provider or of the Trust cast in person at a meeting called for the purpose of voting on such approval.

B.  This Agreement may be terminated at any time, without the payment of any penalty, by the Board or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Trust, or by the Service Provider, upon 60 days’ written notice to the other party.

C.  No amendment to this Agreement shall be effective until approved in the manner set forth in Section IX.A. above.

X.	STANDARD OF CARE; INDEMNIFICATION

A.  In the absence of willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement on the part of the Service Provider, the Service Provider shall not be subject to liability to the Trust or to any Trust shareholder for any act or omission in the course, of, or connected with, rendering services under this Agreement.

B.  The Service Provider agrees to indemnify the Trust with respect to any loss, liability, judgment, cost or penalty which the Trust may directly or indirectly suffer or incur as a result of a material breach by the Service Provider of its standard of care set forth in Section X.A. above. The Trust agrees to indemnify the Service Provider with respect to any loss, liability, judgment, cost or penalty which the Service Provider may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Service Provider of its standard of care set forth in Section X.A. above.

XI.	NOTICES

Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

XII.	INTERPRETATION; GOVERNING LAW

This Agreement shall be subject to and interpreted in accordance with all applicable provisions of law including, but not limited to, the 1940 Act, and the rules and regulations promulgated under the 1940 Act. To the extent that the provisions of this Agreement conflict with any such applicable provisions of law, the latter shall control. The laws of the State of Minnesota shall otherwise govern the construction, validity and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first entered above.

RBC BLUEBAY ENHANCED INCOME FUND

By:	/s/Kathleen Hegna
Name:	Kathleen Hegna
Title:	Treasurer and Chief Financial Officer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Brandon Lew
Name:	Brandon Lew
Title:	President and Chief Financial Officer